EXHIBIT 99.1

[MISSION RESOURCES LOGO]	Mission Resources Corporation

1331 Lamar, Suite 1455

Houston, Texas 77010-3039

NEWS RELEASE

Contact:	Ann Kaesermann

Vice President – Accounting & Investor Relations, CAO

investors@mrcorp.com

(713) 495-3100

Mission Resources Updates Drilling Progress, Announces

Second Quarter Earnings and Guidance for Third-Quarter and Total Year 2003

and Updates Hedging Position

HOUSTON, August 12, 2003 – Mission Resources Corporation (NASDAQ: MSSN) today announced further details regarding its 2003 drilling program, a Permian Basin capital update, second quarter earnings and certain financial guidance for the third quarter and full year 2003. Also, an updated table of current hedges is being provided that includes recently executed gas collars for 2005.

“We are very pleased with the initial results of our 2003 drilling program and the ongoing development activities in the Permian Basin,” said Robert L. Cavnar, Mission’s chairman, president and chief executive officer. “Our internal estimates indicate that our program has successfully replaced production during the first half of 2003, and we expect our 2004 production levels to significantly increase as a result of these first wells. We are continuing to execute our drilling program as well as continuing our efforts to further strengthen Mission’s balance sheet.”

Drilling Program Update: We have drilled seven wells of our thirteen well 2003 drilling program (one additional well was completed since June 30). Listed below is an update on the five successful projects:

•	Completion operations have started at the previously announced discovery well in the Marg howei sand in South Louisiana. In addition to finding pay in the Marg howei sand, the well is also successful in the Camerina sand. This well is being completed as a dual zone completion with anticipated gross production rates of 5 - 15 million cubic feet of gas per day (“MMcf/d”). The Company expects this work to be completed by early September 2003 with first production immediately thereafter. Mission holds a 68% working interest in the Camerina zone and a 77% working interest in the Marg howei zone.

•	The Mission Resources JL&S #145 in the West Lake Verret Field, St. Martin Parish, Louisiana, was completed in the “H4” Sand for a gross production rate of 1.4 million cubic feet equivalent per day (“Mmcfe/d”) at 780 psi flowing tubing pressure. Mission is the operator of this well and holds a 100% working interest.

•	At the Fontenot #1 in the Reddell Field, Evangeline Parish, Louisiana, the Lower Wilcox formation tested gas at a gross rate of 1.1 MMcf/d with 420 psi flowing tubing pressure and is expected to improve with continued production. The Upper Wilcox formation tested at a gross rate of .5 MMcf/d with 405 psi flowing tubing pressure. Based on pressure transient analysis, the Upper Wilcox formation appears to be skin damaged in the near wellbore region and a stimulation procedure scheduled for mid-August 2003 should increase gross production to approximately 2 – 5 MMcf/d. Mission holds a 15% working interest in this field.

•	The Cabs 2-29 in Beckham County, Oklahoma, is currently producing at a gross rate of 1.4 MMcfe/d. Mission holds a 10% working interest in this well.

•	As discussed in our June 30th press release, we drilled the Eugene Island 284 D-1, an exploratory well located in Federal waters of the Gulf of Mexico, to a total measured depth of 5,671 feet. The primary objective, the 3500 Stray Sand, flow tested gas and will be developed with directional wells having anticipated gross production rates of 7 – 12 Mmcf/d per well. The operator, Forest Oil Corporation, plans to set a platform later this year and drill up to five additional development wells with production scheduled for late first quarter 2004. Mission holds a 7% working interest in this field.

Mission Resources is currently participating in drilling two exploratory wells in Texas. At the Unit Petroleum Bluntzer #1 well in Goliad County, intermediate casing has been set to 9,800 feet. This well, in which Mission holds a 20% working interest, will be drilled to a total depth of 16,500 feet to test Lower Wilcox objectives. In Hidalgo County, Mission holds a 30% working interest in the United Resources Blackstone #1 well that is currently drilling at 11,000 feet. This well is scheduled to drill to 18,500 feet to test Middle Vicksburg objectives. Both of these wells are anticipated to be at total depth within 30 to 45 days.

We are currently building location at our Davis #1 well in the Backridge Field, Cameron Parish, Louisiana, for a 15,000 foot test of the Abbeville 2 Sand objective scheduled to spud in early September 2003. Mission plans to hold an approximately 60% working interest at the casing point. In the Offshore Region, we expect to participate in drilling two wells in South Marsh Island Block 142, Federal Offshore Gulf of Mexico, starting in late August or early September 2003. Mission holds a 31% working interest in this block. Additionally, at the West Lake Verret Field we are permitting the JL&S #146 well in which Mission holds a 100% working interest. This well is anticipated to target shallow oil zones in our on-going development of this field.

Permian Basin Capital Update: In the Permian Basin, we are very encouraged with the results of two development drilling programs. In Yoakum County, Texas, Mission holds a 36% working interest in the Brahaney Unit. A ten-well infill program has recently been completed resulting in an average initial gross production rate of approximately 50 barrels of oil per day (“Bo/d”) per well. In Ector County, Texas, Mission holds a 25% total net revenue interest in the TXL North Unit, which is currently being down-spaced to 10 acres. The average initial gross production rate for the 15 wells drilled to date is approximately 60 Bo/d per well.

Net Earnings: The Company reported a net loss for the second quarter 2003 of $2.9 million or $0.13 per share—diluted compared to a net loss of $6.0 million or $0.25 per share—diluted in the second quarter of 2002. The second quarter ended June 30, 2002 included a $2.7 million loss on the sale of Mission’s Ecuador properties and a $2.9 million loss on hedge ineffectiveness.

Net income for the six months ended June 30, 2003 was $7.7 million or $0.33 per share—diluted compared to a net loss of $15.4 million or $0.65 per share—diluted for the same period of 2002. The 2003 period includes a $22.4 million ($14.5 million after tax) non-cash gain related to the purchase in March of $97.6 million of our 10 7/8% notes at a discount to par, and a $1.7 million loss, net of taxes, due to the cumulative effect of change in accounting principle attributable to SFAS No. 143, Accounting for Asset Retirement Obligations.

Production and Revenue: Production for the second quarter of 2003 averaged 10.3 thousand equivalent oil barrels per day (“Mboe/d”) and was below the 2002 level of 16.4 Mboe/d. This decrease reflects the asset sales closed in the last half of 2002 and the first quarter of 2003. Second quarter production consisted of 6.2 thousand Bo/d and 24.3 Mmcf/d. The average realized oil price, including the effect of hedges, for the second quarter of 2003 was $25.81 per barrel, an increase of 14% over the $22.60 per barrel realized oil price in the same quarter of 2002. The average realized gas price, including the effect of hedges, in the second quarter of 2003 was $4.42 per Mcf, a 36% increase over the average gas price of $3.25 per Mcf realized in the same quarter of 2002. Oil and gas revenues for the second quarter of 2003 were $24.4 million compared to $31.9 million in the second quarter of 2002.

Earnings before Interest, Taxes and Non-Cash Items and Discretionary Cash Flow: Earnings before interest, taxes and non-cash items for the second quarter of 2003 totaled $10.9 million when compared to the same measure for the second quarter of 2002 of $15.6 million. Discretionary cash flow for the second quarter 2003 totaled $5.0 million compared to $8.6 million in the second quarter of 2002. See the attached schedule for a reconciliation of net income to earnings before interest, taxes and non-cash items and of net cash provided by operating activities to discretionary cash flow.

Hedging Update: Recently Mission entered into gas collars for 1,000 MMBtu per day for the calendar year of 2005 with a floor price of $4.25 per Mmbtu and an average ceiling price of $5.28 per MMBtu. See the attached schedule for a detailed list of all current hedges.

Outlook for Third Quarter 2003: Guidance on performance for the third quarter of 2003 follows below:

Estimated Daily Production	Daily Average
Crude Oil (Barrels)	5,700 – 6,200
Natural Gas (Mmcf)	23 – 27
Total (Mmcfe)	58 – 63
Total (Boe)	9,700 – 10,500

Operating expenses	Per Mcfe	Per Boe
Lease operating expense	$1.45 – $1.55	$8.70 – $9.30
Taxes other than income	$0.35 – $0.40	$2.10 – $2.40
Depreciation, depletion and amortization	$1.55 – $1.65	$9.30 – $9.90
General and administrative	$0.40 – $0.45	$2.40 – $2.70
Cash Interest expense *	$5.8 – $6.1 million
Federal income tax rate	35 percent, all deferred

*Excludes noncash interest expense of approximately $700,000.

Outlook for Full Year 2003: Guidance on performance for the full year of 2003 is as follows:

Estimated Daily Production	Daily Average
Crude Oil (Barrels)	5,800 – 6,100
Natural Gas (Mmcf)	25 – 30
Total (Mmcfe)	60 – 65
Total (Boe)	10,000 – 10,800

Operating expenses	Per Mcfe	Per Boe
Lease operating expense	$1.45 – $1.55	$8.70 – $9.30
Taxes other than income	$0.37 – $0.42	$2.22 – $2.52
Depreciation, depletion and amortization	$1.55 – $1.65	$9.30 – $9.90
General and administrative	$0.43 – $0.48	$2.58 – $2.88
Cash Interest expense **	$23 – $25 million
Federal income tax rate	35 percent, all deferred

**Excludes noncash interest expense of approximately $1.8 million.

Conference Call Information: Mission will hold its quarterly conference call to discuss second quarter 2003 results on Tuesday, August 12, 2003 at 10:00 a.m. Central Time. To participate, dial 877/894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 1685418. The call will also be broadcast live over the Internet from our website at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call. It will be available until Tuesday, August 26, 2003. To access the replay, dial 800/642-1687 and reference conference ID 1685418. In addition, the call will also be archived on the Company’s website.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops, and produces natural gas and crude oil in East Texas, the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

###

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
REVENUES:
Oil revenues	$14,662	$20,451	$28,963	$39,008
Gas revenues	9,776	11,458	21,212	21,240
Gain on extinguishment of debt	—	—	22,375	—
Interest and other income (expense)	187	(3,643)	722	(9,682)

	24,625	28,266	73,272	50,566

COSTS AND EXPENSES:
Lease operating expense	8,364	11,185	17,254	24,349
Taxes other than income	2,152	2,796	4,845	4,729
Transportation costs	102	61	192	138
Asset retirement obligation accretion expense	343	—	688	—
Loss on asset sales	—	2,719	—	2,719
Depreciation, depletion and amortization	8,904	10,924	17,926	22,199
General and administrative expenses	2,860	2,433	5,432	5,002
Interest expense	6,432	7,369	12,459	15,055

	29,157	37,487	58,796	74,191

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	(4,532)	(9,221)	14,476	(23,625)
Income tax expense (benefit)
Current	—	—	75	—
Deferred	(1,586)	(3,228)	4,992	(8,269)

	(1,586)	(3,228)	5,067	(8,269)

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$(2,946)	$(5,993)	$9,409	$(15,356)

Cumulative effect of a change in accounting method, net of deferred tax	—	—	(1,736)	—
NET INCOME (LOSS)	$(2,946)	$(5,993)	$7,673	$(15,356)

Earnings (loss) per share before change in acctg method	($0.13)	($0.25)	$0.40	($0.65)
Earnings (loss) per share before change in acctg method—diluted (1)	($0.13)	($0.25)	$0.40	($0.65)
Earnings (loss) per share	($0.13)	($0.25)	$0.33	($0.65)
Earnings (loss) per share—diluted (1)	($0.13)	($0.25)	$0.33	($0.65)
Weighted avg. common shares outstanding	23,508	23,586	23,508	23,586
Weighted avg. common shares outstanding—diluted	23,508	23,586	23,594	23,586
Discretionary cash flow (2)	$5,014	$8,603	$10,620	$13,000
Earnings before interest, taxes and non-cash items (3)	$10,939	$15,592	$22,758	$26,452

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation, depletion and amortization, compensation expense related to stock options, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, loss on asset sales, cumulative effect of a change in accounting method and deferred taxes.
(3)	Earnings before interest, taxes and non-cash items consist of earnings before interest expense, taxes, and non-cash items detailed in footnote (2).

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$25.81	$22.60	$25.43	$20.58
Gas ($/Mcf)	$4.42	$3.25	$4.72	$2.96
Equivalent ($/Boe)	$26.08	$21.37	$26.58	$19.50
AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$28.60	$22.67	$29.74	$20.38
Gas ($/Mcf)	$5.33	$3.25	$5.78	$2.79
Equivalent ($/Boe)	$29.91	$21.42	$31.71	$18.98
AVERAGE DAILY PRODUCTION:
Oil and condensate (Bbls)	6,242	9,945	6,293	10,470
Gas (Mcf)	24,297	38,791	24,834	39,580
Equivalent (Boe)	10,292	16,410	10,432	17,067
Equivalent (Mcfe)	61,749	98,461	62,592	102,400
TOTAL PRODUCTION:
Oil and condensate (MBbls)	568	905	1,139	1,895
Gas (MMcf)	2,211	3,530	4,495	7,164
Equivalent (MBoe)	937	1,493	1,888	3,089
Equivalent (MMcfe)	5,619	8,960	11,329	18,534
OPERATING COSTS PER BOE:
Lease operating expense	$8.93	$7.49	$9.14	$7.88
Taxes other than income	$2.30	$1.87	$2.57	$1.53
General and administrative expenses	$3.05	$1.63	$2.88	$1.62
Depreciation, depletion, and amortization (1)	$9.35	$7.21	$9.35	$7.06

(1)	Depreciation of furniture and fixtures and amortization of intangibles is excluded.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2003	December 31, 2002
ASSETS:
Current assets	$33,194	$32,426
Property, plant and equipment, net	336,809	300,719
Leasehold, furniture and equipment, net	2,599	2,096
Other assets	7,503	7,163

	$380,105	$342,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$41,340	$31,474
Long-term debt	207,426	225,000
Unamortized premium on issuance of $125,000 bonds	1,289	1,431
Deferred tax liability	19,471	16,946
Other long-term liabilities, excluding current portion	1,438	2,176
Asset retirement obligation, excluding current portion	38,969	—
Stockholders’ equity	77,213	69,572
Other comprehensive income (loss), net of taxes	(7,041)	(4,195)

	$380,105	$342,404

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$7,673	$(15,356)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	2,947	25,637
Net changes in operating assets and liabilities	(508)	(12,264)

Net cash provided by (used in) operating activities	10,112	(1,983)
INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(453)	(209)
Capital expenditures	(14,858)	(11,535)
Leasehold, furniture and equipment	(783)	(92)
Proceeds from sales of properties	3,170	10,563

Net cash provided by (used in) investing activities	(12,924)	(1,273)
FINANCING ACTIVITIES:
Proceeds from borrowings	80,000	21,000
Repurchase of notes	(71,700)	—
Payments of long term debt	—	(16,500)
Credit facility costs	(4,420)	(62)

Net cash provided by financing activities	3,880	4,438

Net increase in cash and cash equivalents	1,068	1,182
Cash and cash equivalents at beginning of period	11,347	603

Cash and cash equivalents at end of period	$12,415	$1,785

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$4,616	$2,153	$10,112	$(1,983)
Change in assets and liabilities	398	3,731	508	12,264
Loss on asset sales	—	2,719	—	2,719

DISCRETIONARY CASH FLOW *	$5,014	$8,603	$10,620	$13,000

NET INCOME (LOSS)	$(2,946)	$(5,993)	$7,673	$(15,356)
Interest expense (1)	5,925	6,989	12,063	13,452
Gain on interest rate swap (1)	—	(295)	(520)	255
Amort. of deferred financing costs and bond prem. (1)	507	675	916	1,348
Income tax expense (benefit)	(1,586)	(3,228)	5,067	(8,269)
Depreciation, depletion and amortization	8,904	10,924	17,926	22,199
Gain on extinguishment of debt	—	—	(22,375)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—
Asset retirement accretion expense	343	—	688	—
Receivable write-offs (3)	—	851	—	851
Loss on asset sales	—	2,719	—	2,719
Amortization of stock options (2)	—	7	—	102
Loss (gain) due to hedge ineffectiveness (3)	(208)	2,943	(416)	9,151

EARNINGS BEFORE INTEREST, TAXES AND NON-CASH ITEMS *	$10,939	$15,592	$22,758	$26,452

NET INCOME (LOSS)	$(2,946)	$(5,993)	$7,673	$(15,356)
Gain on extinguishment of debt, net of tax	—	—	(14,544)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—

NET LOSS BEFORE GAIN AND CUMULATIVE CHANGE **	$(2,946)	$(5,993)	$(5,135)	$(15,356)

(1)	Included in interest expense
(2)	Included in general and administrative expenses
(3)	Included in interest and other income (expense)

*	NOTE—Management believes that earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

**	NOTE—Management believes net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit amore comprehensive analysis of our operating performance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

MISSION RESOURCES

HEDGE SCHEDULE

OIL	GAS

Third Quarter 2003	Third Quarter 2003
3,000 bbls a day in a swap of $23.95	10,000 mmbtu a day in a collar of $3 to $4.10
500 bbls a day in a swap of $23.94	5,000 mmbtu a day in a collar of $3.56 to $4.11

Fourth Quarter 2003	Fourth Quarter 2003
3,000 bbls a day in a swap of $23.59	10,000 mmbtu a day in a collar of $3.00 to $4.65
500 bbls a day in a swap of $23.58	5,000 mmbtu a day in a collar of $3.73 to $4.32

First Quarter 2004	First Quarter 2004
2,500 bbl a day in a swap of $25.24	5,000 mmbtu a day in a collar of $3.90 to $5.25
3,000 mmbtu a day in a collar of $4.50 to $5.61

Second Quarter 2004	Second Quarter 2004
2,500 bbl a day in a swap of $24.67	5,000 mmbtu a day in a collar of $3.70 to $4.08

Third Quarter 2004	Third Quarter 2004
2,500 bbl a day in a swap of $24.30	5,000 mmbtu a day in a collar of $3.70 to $4.04

Fourth Quarter 2004	Fourth Quarter 2004
2,500 bbl a day in a swap of $23.97	5,000 mmbtu a day in a collar of $3.85 to $4.23

First Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $6.32

Second Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $4.92

Third Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $4.72

Fourth Quarter 2005
1,000 mmbtu a day in a collar of $4.25 to $5.14